Exhibit 99.1

FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.

ANNOUNCES SECOND QUARTER 2015 EARNINGS RESULTS

FORT WORTH, Texas, (August 7, 2015) - Hallmark Financial Services, Inc. (NASDAQ: HALL) today reported second quarter 2015 net income of $6.4 million, or $0.33 per diluted share, compared to net income of $1.7 million, or $0.09 per diluted share, reported for second quarter 2014. Year to date, Hallmark reported net income of $11.7 million, or $0.60 per diluted share, compared to $6.2 million, or $0.32 per diluted share, reported for the same period the prior year. Total revenues were $97.2 million for the second quarter of 2015 as compared to $80.8 million for the second quarter of 2014. Year to date total revenues for 2015 were $188.6 million as compared to $167.9 million reported for the same period the prior year.

“I am pleased to report another quarter of strong earnings with good underwriting results on a growing retained premium base, as well as growing investment income as more of our capital continues to be deployed,” said Naveen Anand, President and Chief Executive Officer. “We have seen overall improvement in our combined ratios for both the quarter and year to date over prior year driven by the consistent and effective execution of our underwriting strategies. We continue to see positive rate momentum in all of our segments in an increasingly competitive environment. Although current results in our Personal Lines Segment are overshadowed by prior year reserve development, I am confident that the fundamental improvement in our current book of business combined with positive underlying trends driven by accelerated pricing and continued underwriting discipline will drive this portfolio to acceptable profit levels in the near term.”

Mr. Anand continued, “Also, as we previously announced, effective June 30th, we closed on the agreement to sell the renewal rights to our small, non-core, mono-line workers’ compensation business.”

Mark E. Schwarz, Executive Chairman of Hallmark, stated, “Book value per share was $13.63 as of June 30, 2015, an increase of 7% over the same date of the prior year. Total cash and investments have increased 5% year over year to $681.9 million, or $35.43 per share. Cash flow from operations was $29.2 million for the quarter and our cash balances (including restricted cash) totaled $131.2 million as of June 30, 2015.”

Second Quarter
	2015	2014	% Change
	($ in thousands, unaudited)
Gross premiums written	133,508	124,440	7%
Net premiums written	94,305	73,703	28%
Net premiums earned	88,476	78,046	13%
Investment income, net of expenses	3,711	2,986	24%
Net realized gains	3,439	(284)	nm
Total revenues	97,197	80,836	20%
Net income	6,376	1,651	286%
Net income per share - basic	$0.33	$0.09	267%
Net income per share - diluted	$0.33	$0.09	267%
Book value per share	$13.63	$12.78	7%
Cash flow from operations	29,169	14,474	102%

Year-to-Date
	2015	2014	% Change
	($ in thousands, unaudited)
Gross premiums written	258,567	240,522	8%
Net premiums written	184,679	156,624	18%
Net premiums earned	175,172	160,623	9%
Investment income, net of expenses	6,556	6,227	5%
Net realized gains	4,023	(99)	nm
Total revenues	188,647	167,945	12%
Net income	11,719	6,199	89%
Net income per share - basic	$0.61	$0.32	91%
Net income per share - diluted	$0.60	$0.32	88%
Book value per share	$13.63	$12.78	7%
Cash flow from operations	32,878	19,581	68%

Second Quarter 2015 Commentary

Hallmark reported net income of $6.4 million and $11.7 million for the three and six months ended June 30, 2015 as compared to net income of $1.7 million and $6.2 million for the same periods the prior year. On a diluted basis per share, the Company reported net income of $0.33 per share and $0.60 per share for the three and six months ended June 30, 2015, as compared to net income of $0.09 per share and $0.32 per share for the same periods the prior year.

Hallmark's consolidated net loss ratio was 67.5% and 66.1% for the three and six months ended June 30, 2015, as compared to 67.3% and 65.5% for the same periods the prior year. Hallmark's net expense ratio was 28.6% and 28.4% for the three and six months ended June 30, 2015 as compared to 30.1% and 30.2% for the same periods the prior year. Hallmark’s net combined ratio was 96.1% and 94.5% for the three and six months ended June 30, 2015 as compared to 97.4% and 95.7% for the same periods the prior year.

During the three and six months ended June 30, 2015, Hallmark’s total revenues were $97.2 million and $188.6 million, representing an increase of 20% and 12%, respectively, from the $80.8 million and $167.9 million in total revenues for the same periods of 2014. This increase in revenue was primarily attributable to higher net earned premiums in the Personal Segment due mostly to an increase in retained premium under a renewed quota share reinsurance agreement effective October 1, 2014, as well as increased premiums produced in the E&S Commercial business unit. Further contributing to the increased revenue were higher realized gains recognized on the investment portfolio, lower adverse profit share commission revenue adjustments in the Standard Commercial Segment and higher net investment income during the three and six months ended June 30, 2015 as compared to the same periods of 2014.

The increase in revenue for the three and six months ended June 30, 2015 was partially offset by increased loss and loss adjustment expenses of $7.2 million and $10.5 million, respectively, as compared to the same periods in 2014. The increase in loss and LAE was primarily the result of an increase in retained losses in the Personal Lines Segment under the renewed quota share reinsurance agreement and higher current accident year loss trends in the Specialty Commercial Segment. During the six months ended June 30, 2015 and 2014, the Company recorded favorable prior year net loss reserve development of $1.5 million and $6.8 million, respectively. Also partially offsetting the increased revenue was increased other operating expenses due mostly to increased salary and related expenses in the Specialty Commercial and Corporate Segments, higher production related expenses in the Personal Segment due to the impact of the change in terms of the renewed quota share reinsurance agreement and higher professional service fees.

About Hallmark Financial Services, Inc.

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property/casualty insurance products to businesses and individuals. Hallmark’s business involves marketing, distributing, underwriting and servicing commercial and personal lines of property/casualty insurance products, as well as providing other insurance related services. Hallmark is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Naveen Anand, President and Chief Executive Officer at 817.348.1600

www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries

Consolidated Balance Sheets

($ in thousands, except par value)	June 30	Dec. 31
	2015	2014
	(unaudited)
ASSETS
Investments:
Debt securities, available-for-sale, at fair value (cost: $497,251 in 2015 and $450,770 in 2014)	$494,054	$450,785
Equity securities, available-for-sale, at fair value (cost: $25,080 in 2015 and $25,360 in 2014)	56,629	56,444
Total investments	550,683	507,229
Cash and cash equivalents	116,554	130,985
Restricted cash	14,687	11,914
Ceded unearned premiums	60,333	53,376
Premiums receivable	87,602	71,003
Accounts receivable	2,128	3,141
Receivable for securities	2,567	932
Reinsurance recoverable	112,584	109,719
Deferred policy acquisition costs	21,310	20,746
Goodwill	44,695	44,695
Intangible assets, net	16,193	17,427
Prepaid expenses	2,724	1,823
Other assets	9,882	7,879
Total Assets	$1,041,942	$980,869
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Subordinated debt securities	$56,702	$56,702
Reserves for unpaid losses and loss adjustment expenses	444,327	415,135
Unearned premiums	213,290	196,826
Reinsurance balances payable	32,468	26,403
Pension liability	2,527	2,619
Payable for securities	3,412	1,321
Deferred federal income taxes, net	410	3,092
Federal income tax payable	3,007	968
Accounts payable and other accrued expenses	23,487	25,766
Total Liabilities	779,630	728,832
Commitments and contingencies

Stockholders’ equity:
Common stock, $.18 par value, authorized 33,333,333 shares; issued 20,872,831 shares in 2015 and 2014	3,757	3,757
Additional paid-in capital	123,618	123,194
Retained earnings	131,357	119,638
Accumulated other comprehensive income	15,956	17,801
Treasury stock (1,626,863 shares in 2015 and 1,655,306 shares in 2014), at cost	(12,376)	(12,353)
Total Stockholders’ Equity	262,312	252,037
Total Liabilities & Stockholders' Equity	$1,041,942	$980,869

Hallmark Financial Services, Inc. and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
($ in thousands, except share amounts; unaudited)	June 30		June 30
	2015	2014	2015	2014
Gross premiums written	$133,508	$124,440	$258,567	$240,522
Ceded premiums written	(39,203)	(50,737)	(73,888)	(83,898)
Net premiums written	94,305	73,703	184,679	156,624
Change in unearned premiums	(5,829)	4,343	(9,507)	3,999
Net premiums earned	88,476	78,046	175,172	160,623

Investment income, net of expenses	3,711	2,986	6,556	6,227
Net realized gains (losses)	3,439	(284)	4,023	(99)
Finance charges	1,482	1,383	2,781	2,767
Commission and fees	(110)	(1,309)	(101)	(1,599)
Other income	199	14	216	26
Total revenues	97,197	80,836	188,647	167,945

Losses and loss adjustment expenses	59,725	52,502	115,815	105,272
Operating expenses	26,446	24,510	52,360	50,646
Interest expense	1,134	1,143	2,274	2,295
Amortization of intangible assets	617	639	1,234	1,278
Total expenses	87,922	78,794	171,683	159,491

Income before tax	9,275	2,042	16,964	8,454
Income tax expense	2,899	391	5,245	2,255
Net income	$6,376	$1,651	$11,719	$6,199

Net income per share:
Basic	$0.33	$0.09	$0.61	$0.32
Diluted	$0.33	$0.09	$0.60	$0.32

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
Three Months Ended June 30	(unaudited)

	Standard Commercial Segment		Specialty Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Gross premiums written	$22,176	$22,646	$89,891	$85,807	$21,441	$15,987	$-	$-	$133,508	$124,440
Ceded premiums written	(2,073)	(2,262)	(27,509)	(35,497)	(9,621)	(12,978)	-	-	(39,203)	(50,737)
Net premiums written	20,103	20,384	62,382	50,310	11,820	3,009	-	-	94,305	73,703
Change in unearned premiums	(1,029)	(946)	(3,019)	5,090	(1,781)	199	-	-	(5,829)	4,343
Net premiums earned	19,074	19,438	59,363	55,400	10,039	3,208	-	-	88,476	78,046

Total revenues	20,083	19,341	62,418	58,702	11,727	4,882	2,969	(2,089)	97,197	80,836

Losses and loss adjustment expenses	11,380	16,129	39,649	35,242	8,696	1,131	-	-	59,725	52,502

Pre-tax income (loss)	2,468	(3,147)	7,727	9,465	(76)	1,285	(844)	(5,561)	9,275	2,042

Net loss ratio (1)	59.7%	83.0%	66.8%	63.6%	86.6%	35.3%			67.5%	67.3%
Net expense ratio (1)	33.6%	33.0%	25.5%	25.3%	21.8%	43.0%			28.6%	30.1%
Net combined ratio (1)	93.3%	116.0%	92.3%	88.9%	108.4%	78.3%			96.1%	97.4%

Favorable (Unfavorable) Prior Year Development	1,536	3,942	(407)	417	(714)	1,249	-	-	415	5,608

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.

Hallmark Financial Services, Inc. and Subsidiaries

Consolidated Segment Data

Six Months Ended June 30	(unaudited)

	Standard Commercial Segment		Specialty Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Gross premiums written	$44,485	$43,627	$171,657	$160,729	$42,425	$36,166	$-	$-	$258,567	$240,522
Ceded premiums written	(4,033)	(4,231)	(50,599)	(49,726)	(19,256)	(29,941)	-	-	(73,888)	(83,898)
Net premiums written	40,452	39,396	121,058	111,003	23,169	6,225	-	-	184,679	156,624
Change in unearned premiums	(1,814)	(558)	(1,808)	3,670	(5,885)	887	-	-	(9,507)	3,999
Net premiums earned	38,638	38,838	119,250	114,673	17,284	7,112	-	-	175,172	160,623

Total revenues	40,464	39,682	124,675	121,184	20,380	10,474	3,128	(3,395)	188,647	167,945

Losses and loss adjustment expenses	23,850	28,952	76,982	72,183	14,983	4,137	-	-	115,815	105,272

Pre-tax income (loss)	4,354	(1,926)	17,448	19,389	(372)	1,254	(4,466)	(10,263)	16,964	8,454

Net loss ratio (1)	61.7%	74.5%	64.6%	62.9%	86.7%	58.2%			66.1%	65.5%
Net expense ratio (1)	32.7%	32.8%	25.5%	25.9%	21.5%	40.0%			28.4%	30.2%
Net combined ratio (1)	94.4%	107.3%	90.1%	88.8%	108.2%	98.2%			94.5%	95.7%

Favorable (Unfavorable) Prior Year Development	2,898	5,135	(196)	(231)	(1,226)	1,907	-	-	1,476	6,811

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.